EXHIBIT 99.1

Twitter, Inc. Appoints Debra L. Lee to the Board of Directors

Board also appoints Marjorie Scardino as lead independent director

San Francisco – Twitter, Inc. announced today that the Board of Directors has appointed Debra L. Lee, Chairman and Chief Executive Officer of BET Networks, to serve as a Board member, effective immediately. Ms. Lee will also serve as a member of the Nominating and Corporate Governance Committee and, effective following Twitter’s 2016 Annual Meeting of Stockholders, as chairperson of the committee.

“Twitter has been and continues to be a transformative service for the media landscape and the world,” said Ms. Lee. “I’m excited to help Jack, Omid, and the rest of the Board continue and further that impact in the years to come.”

“Debra’s addition strengthens our Board immensely,” said Omid Kordestani, Twitter’s Executive Chairman. “She’s a highly respected leader in the media industry with decades of experience, and has a clear passion for Twitter as a service and a company.”

Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc., and the leading provider of entertainment for the African-American audience and consumers of Black culture globally. She joined BET in 1986 and served in a number of executive positions before becoming Chairman and Chief Executive Officer in January 2006, including President and Chief Executive Officer from June 2005 to January 2006, President and Chief Operating Officer from 1995 to 2005 and also served as Executive Vice President and General Counsel, and Vice President and General Counsel.

Ms. Lee has been named one of The Hollywood Reporter’s 100 Most Powerful Women in Entertainment, and was inducted into the Broadcasting & Cable Hall of Fame and the Washington Business Hall of Fame. She was also the first African-American female executive to be honored with the Distinguished Leadership Vanguard Award by the National Cable & Telecommunications Association.

Ms. Lee serves on the board of Marriott International, Inc. and WGL Holdings, Inc., an energy company. She also serves on the board of a number of professional and civic organizations, including as Immediate Past Chair of the Advertising Council, as the President of the Alvin Ailey Dance Theater, and as a Trustee Emeritus at Brown University. Ms. Lee holds a B.A. from Brown University, a J.D. from Harvard Law School, and an M.P.P. from Kennedy School of Government at Harvard University.

Additionally, the Board has appointed Marjorie Scardino as lead independent director, effective following Twitter’s 2016 Annual Meeting. Among other responsibilities, as lead independent director, Ms. Scardino will preside over meetings of Twitter’s independent directors, approve proposed meeting agendas and schedules, and call meetings of the Board or independent directors. She succeeds Peter Currie in the role, whose term will end following the Annual Meeting.

About Twitter, Inc.

Twitter (NYSE: TWTR) is a global platform for public self-expression and conversation in real time. By developing a fundamentally new way for people to consume, create, distribute, and discover content, Twitter enables any voice to echo around the world instantly and unfiltered. The service can be accessed at Twitter.com, on a variety of mobile devices, and via SMS. Available in more than 40 languages, Twitter reported 310 million monthly active users as of the quarter ended March 31, 2016. For more information, visit about.twitter.com or follow @twitter.

Twitter Contact: press@twitter.com